Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $1.1 BILLION IN THIRD QUARTER AND

$2.6 BILLION YEAR TO DATE

Strong Balance Sheet and Record Capital Levels

Significant Sales Momentum Across All Markets

PITTSBURGH, Oct. 21, 2010—The PNC Financial Services Group, Inc. (NYSE: PNC) today reported third quarter 2010 net income of $1.1 billion, or $2.07 per diluted common share. Net income for the second quarter of 2010 was $803 million, or $1.47 per diluted common share, and $559 million, or $1.00 per diluted common share, for the third quarter of 2009. The company earned net income of $2.6 billion, or $4.24 per diluted common share, for the first nine months of 2010 compared with $1.3 billion, or $2.17 per diluted common share, for the first nine months of 2009.

“PNC reported strong third quarter earnings in a challenging operating environment. Our disciplined focus on execution resulted in improved credit quality, record capital levels and an overall higher quality balance sheet,” said James E. Rohr, chairman and chief executive officer. “We saw significant sales momentum across the franchise in the third quarter as PNC’s businesses continued to grow clients and deepen customer relationships. While the outlook for the economy remains uncertain, I am confident that our business model will continue to deliver differentiated results.”

Third quarter 2010 net income would have been $837 million, or $1.56 per diluted common share excluding $.62 per diluted common share for the gain on the sale of PNC Global Investment Servicing and $.11 per diluted common share for integration costs. Second quarter 2010 net income per diluted common share would have been $1.60 excluding $.13 per diluted common share for integration costs. Third quarter 2009 net income per diluted common share would have been $1.12 excluding $.12 per diluted common share for integration costs. The Consolidated Financial Highlights accompanying this news release include reconciliations of reported to adjusted results and other non-GAAP financial measures including those referred to in this news release.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 2

Income Statement Highlights

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Strong earnings for the third quarter reflected lower revenue due to the challenging operating environment offset by an improvement in the provision for credit losses as the company is returning to a moderate risk profile. A decline in revenue of $314 million was offset by a $337 million decrease in the provision for credit losses compared with the second quarter. Pretax pre-provision earnings of $1.4 billion significantly exceeded the provision for credit losses of $.5 billion.

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PNC previously disclosed its expectations of lower net interest income and net interest margin for the third quarter. Net interest income declined $220 million to $2.2 billion and the net interest margin fell 39 basis points to 3.96 percent compared with the second quarter due to lower purchase accounting accretion, loan sales, continued soft loan demand and the low interest rate environment.

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Noninterest income totaled $1.4 billion for the third quarter and was derived from diversified sources. A decrease of $94 million compared with the linked quarter was due to a $100 million reduction in the value of commercial mortgage servicing rights primarily attributable to lower interest rates and an expected decline in service charges on deposits partially offset by growth in the remaining customer-related fee categories.

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The provision for credit losses declined to $486 million in the third quarter compared with $823 million in the second quarter reflecting overall improving credit migration and the impact of a second quarter provision of $109 million associated with third quarter loan sales from the distressed assets portfolio.

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PNC continued its disciplined expense management while investing in its businesses. Noninterest expense of $2.2 billion increased by $156 million compared with the previous quarter primarily due to the $120 million impact in the second quarter of reversals of certain accrued liabilities.

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The company achieved acquisition cost savings of $1.7 billion on an annualized basis in the third quarter of 2010, well ahead of the original target amount and schedule, and is on track to meet the higher goal of $1.8 billion by the end of 2010.

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The sale of PNC Global Investment Servicing was completed on July 1, 2010 and resulted in an after-tax gain of $328 million reported in discontinued operations. Goodwill and other intangible assets net of deferred income taxes eliminated in the transaction were $1.1 billion.

Credit Quality Highlights

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Overall credit quality showed signs of improvement during the third quarter of 2010. Net charge-offs to average loans improved to 1.61 percent in the third quarter from 2.18 percent in the second quarter. Nonperforming assets declined $235 million to $5.7 billion as of September 30, 2010. Delinquencies continued to improve during the quarter. The allowance for loan and lease losses was $5.2 billion, or 3.48 percent of total loans and 108 percent of nonperforming loans, as of September 30, 2010.

Balance Sheet Highlights

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PNC remains committed to responsible lending to support economic growth. Loans and commitments originated and renewed totaled approximately $39 billion in the third quarter and $112 billion for the first nine months of 2010, including $2.6 billion of small business loans. Total loans were $150 billion at September 30, 2010 and decreased $4.2 billion during the quarter primarily due to loan repayments, dispositions and net charge-offs that exceeded customer loan demand.

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Total deposits were $179 billion at September 30, 2010. Transaction deposits grew $2.5 billion, or 2 percent, during the third quarter while certificates of deposit declined by $2.0 billion, or 5 percent, further reducing the average rate paid on deposits by 3 basis points to .68 percent in the third quarter.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 3

•	PNC’s well-positioned balance sheet reflected core funding with a loan to deposit ratio of 84 percent at September 30, 2010 and a strong bank liquidity position to support growth.

•	Investment securities of $63 billion at September 30, 2010 increased by 18 percent during the third quarter as excess liquidity was invested in short duration, high quality securities.

•	The Tier 1 common capital ratio was an estimated 9.6 percent at September 30, 2010, up from 8.3 percent at June 30, 2010 and 6.0 percent at December 31, 2009.

CONSOLIDATED REVENUE REVIEW

Total revenue was $3.6 billion for the third quarter of 2010 compared with $3.9 billion for both the second quarter of 2010 and third quarter of 2009. The 8 percent linked quarter decline resulted from lower net interest income of $.2 billion and lower noninterest income of $.1 billion. In the comparison with third quarter 2009, lower noninterest income accounted for the decline in revenue.

Net interest income of $2.2 billion decreased 9 percent compared with the second quarter of 2010 and was flat with the third quarter of 2009. The net interest margin was 3.96 percent for third quarter 2010 compared with 4.35 percent for the second quarter and 3.76 percent in the third quarter of 2009. The decline in net interest income and the margin in the linked quarter comparison was due to lower purchase accounting accretion, loan sales, continued soft loan demand and the low interest rate environment partially offset by increased investment securities and a modest reduction in the cost of deposits. The increase in the net interest margin compared with the third quarter of 2009 primarily resulted from a 36 basis point decrease in the cost of deposits.

A measure of the company’s focus on returning to a moderate risk profile is the stability of the credit risk-adjusted net interest margin, which is a reduction of the net interest margin by the ratio of the annualized provision for credit losses to average interest-earning assets. While the net interest margin declined as a result of dispositions of high yielding, high risk assets, the corresponding cost of credit also declined. In addition, the cost of credit declined as the company reduced its credit exposure, experienced overall improved credit migration and made progress returning to a moderate risk profile. The credit risk-adjusted net interest margin improved to 3.10 percent for the third quarter of 2010 from 2.88 percent for the second quarter and 2.22 percent in the third quarter of 2009.

Noninterest income was $1.4 billion for the third quarter of 2010 compared with $1.5 billion for the second quarter of 2010 and $1.6 billion in the third quarter of 2009. While overall noninterest income declined, revenue sources were well diversified. Growth occurred in residential mortgage fees which increased $37 million, or 21 percent, over second quarter 2010 as a result of increased loan sales revenue, net of additional repurchase reserves, and higher net hedging gains on mortgage servicing rights. Consumer service fees grew by $13 million, or 4 percent, on a linked quarter basis primarily due to growth in transaction volume-related fees. Asset management fees increased $6 million, or 2 percent, over the second quarter due to stronger equity markets. Corporate service

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fees declined $78 million, or 30 percent, from the linked quarter largely as a result of a reduction in the value of commercial mortgage servicing rights of $100 million driven primarily by lower interest rates partially offset by higher merger and acquisition advisory fees. As expected, service charges on deposits decreased $45 million, or 22 percent, compared with the second quarter primarily due to implementation of new rules under Regulation E pertaining to overdraft charges. Other noninterest income of $193 million in the third quarter of 2010 decreased $24 million from the linked quarter primarily due to higher repurchase reserves related to distressed assets. Net gains on sales of securities of $121 million declined $26 million compared with the second quarter while net other-than-temporary impairment charges improved by a similar amount. Net securities gains during the quarter primarily resulted from sales of agency residential mortgage-backed and U.S. Treasury securities. The $246 million decline in noninterest income compared with the third quarter of 2009 was mainly due to the decrease in overdraft charges, the reduction in value of commercial mortgage servicing rights and third quarter 2009 gains on sales of commercial loans.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the third quarter of 2010 was $2.2 billion, an increase of 8 percent compared with the second quarter of 2010 and a 3 percent reduction compared with the third quarter of 2009. The linked quarter increase was primarily due to $120 million of second quarter reversals of certain accrued liabilities related to a franchise tax settlement and a portion of an indemnification charge for certain Visa litigation. Noninterest expense decreased compared with the year ago quarter primarily due to higher acquisition-related cost savings. Annualized acquisition cost savings reached $1.7 billion in the third quarter of 2010, on track to meet the higher revised goal of $1.8 billion by the end of 2010. Integration costs were $96 million for the third quarter of 2010, $100 million for the second quarter of 2010 and $89 million for the third quarter of 2009. The effective tax rate for the third quarter of 2010 was 18.8 percent compared with 28.2 percent for the second quarter. The lower rate primarily resulted from a tax benefit of approximately $89 million related to a favorable tax settlement.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $260 billion at September 30, 2010 compared with $262 billion at June 30, 2010 and $271 billion at September 30, 2009. The decrease in both comparisons was primarily driven by a decline in loans as payoffs, dispositions and net charge-offs outpaced soft customer loan demand. Investment securities increased during the third quarter of 2010 as excess liquidity was invested in short duration, high quality securities.

Average loans were $152 billion for the third quarter, decreasing $3.2 billion, or 2 percent, compared with the second quarter and $10.2 billion, or 6 percent, compared with the third quarter of 2009. Average residential mortgage loans declined 10 percent and commercial real estate loans declined 5 percent compared with the linked quarter. Sales from the distressed assets portfolio of

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 5

residential mortgage and brokered home equity loans, the majority of which were seriously delinquent, closed in the third quarter of 2010. Average loans declined compared with third quarter 2009 due to reduced loan demand, loan repayments and payoffs, the impact of loan sales and net charge-offs. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $39 billion in the third quarter of 2010, $40 billion in the second quarter of 2010 and $28 billion for the third quarter of 2009. Included in these amounts were originations for first mortgages of $2.7 billion in the third quarter of 2010, $2.3 billion in the second quarter of 2010 and $3.6 billion in the third quarter of 2009.

Average investment securities grew to $57.6 billion for the third quarter of 2010, an increase of $2.2 billion, or 4 percent, compared with the second quarter and $4.5 billion, or 9 percent, compared with the third quarter of 2009. The increases reflected net investments of excess liquidity in short duration, high quality securities, primarily agency residential mortgage-backed securities. The September 30, 2010 quarter end balance of investment securities increased 18 percent to $63.5 billion compared with $53.7 billion at June 30, 2010 resulting from the investment of excess liquidity. At September 30, 2010, the available for sale investment securities balance included a net unrealized pretax loss of $15 million representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $.7 billion at June 30, 2010 and $2.2 billion at September 30, 2009. The improvement in the net unrealized pretax loss compared with both prior periods was primarily due to lower market interest rates and also improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Average deposits of $181 billion declined $1.7 billion, or 1 percent, compared with the second quarter of 2010 and $8.1 billion, or 4 percent, compared with the third quarter of 2009. In both comparisons, average deposits decreased due to the continued reduction of high-cost and primarily nonrelationship certificates of deposit partially offset by growth in average transaction deposits. This was consistent with PNC’s overall deposit strategy focused on growing demand and other transaction deposits as the cornerstone product of customer relationships and a lower-cost funding source. The company successfully grew transaction deposits by $2.5 billion, or 2 percent, as of September 30, 2010 compared with June 30, 2010.

Average borrowed funds for the third quarter of 2010 were $39.1 billion, a decrease of $2.1 billion, or 5 percent, compared with the second quarter and $3.9 billion, or 9 percent, compared with the third quarter of 2009. The declines in both comparisons were primarily attributable to maturities of Federal Home Loan Bank borrowings and, for the linked quarter, a decrease in other borrowed funds. In the third quarter 2009 comparison, other borrowed funds increased mainly as a result of the consolidation of Market Street Funding and credit card securitization trusts as of January 1, 2010. In August 2010, PNC issued $.8 billion of senior notes.

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PNC grew capital during the third quarter of 2010 and further enhanced the quality of its capital primarily through earnings retention, the sale of PNC Global Investment Servicing and an improvement in accumulated other comprehensive income/loss largely related to the available for sale securities portfolio. Common shareholders’ equity increased to $29.4 billion at September 30, 2010 compared with $27.7 billion at June 30, 2010 and $21.0 billion at September 30, 2009. The year-over-year increase in common equity also reflected $3.45 billion of new common equity issued in first quarter 2010. Additionally, in the first quarter of 2010 PNC redeemed all of the $7.6 billion of preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program.

The Tier 1 common capital ratio increased to an estimated 9.6 percent at September 30, 2010 from 8.3 percent at June 30, 2010 and 5.5 percent at September 30, 2009. The Tier 1 risk-based capital ratio increased to an estimated 11.9 percent from 10.7 percent at June 30, 2010 and 10.9 percent at September 30, 2009. Increases in both ratios were attributable to retention of earnings, the sale of PNC Global Investment Servicing, lower risk-weighted assets and, in the comparison with a year ago, the first quarter 2010 common equity issuance. The TARP redemption impacted the Tier 1 risk-based capital ratio comparison with the third quarter of 2009. The PNC board of directors recently declared a quarterly common stock cash dividend of 10 cents per share payable on October 24, 2010.

ASSET QUALITY REVIEW

Overall credit quality continued to show signs of improvement during the third quarter of 2010 as PNC continued to focus on returning to a moderate risk profile. Nonperforming assets declined by $235 million, or 4 percent, to $5.7 billion as of September 30, 2010 from $5.9 billion at June 30, 2010. Nonperforming assets totaled $5.6 billion at September 30, 2009. Nonperforming assets to total assets were 2.18 percent at September 30, 2010 compared with 2.26 percent at June 30, 2010 and 2.08 percent at September 30, 2009. Nonperforming loans declined to $4.8 billion as of September 30, 2010 from $5.1 billion at both June 30, 2010 and September 30, 2009. Included in nonperforming loans were troubled debt restructured loans of $595 million at September 30, 2010, $500 million at June 30, 2010 and $230 million at September 30, 2009. The net increase in troubled debt restructurings reflected continued efforts to work with borrowers experiencing financial difficulties. Foreclosed and other assets increased to $833 million at September 30, 2010 from $794 million at June 30, 2010 and $518 million at September 30, 2009.

Delinquencies continued to improve. Accruing loans past due 90 days or more of $601 million at September 30, 2010 were stable with $599 million at June 30, 2010 and declined from $875 million at September 30, 2009. Accruing loans past due 30 to 89 days decreased to $1.4 billion at September 30, 2010 from $1.9 billion at June 30, 2010 and $2.4 billion at September 30, 2009.

The provision for credit losses declined substantially to $486 million for the third quarter of 2010 compared with $823 million for the second quarter of 2010 and $914 million in the third quarter of 2009, reflecting overall credit quality improvement driven by improving credit migration and actions to reduce exposure levels. The decrease compared with the linked quarter also reflected a second quarter provision of $109 million associated with third quarter sales of residential mortgage and

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brokered home equity loans from the distressed assets portfolio, the majority of which were seriously delinquent. Net charge-offs for the third quarter of 2010 were $614 million, or 1.61 percent of average loans on an annualized basis, compared with $840 million, or 2.18 percent, for the second quarter of 2010 and $650 million, or 1.59 percent, for the third quarter of 2009. Net charge-offs in the second quarter included $75 million related to the third quarter 2010 loan sales from the distressed assets portfolio.

The allowance for loan and lease losses was $5.2 billion at September 30, 2010, $5.3 billion at June 30, 2010 and $4.8 billion at September 30, 2009. The allowance for loan and lease losses to total loans was 3.48 percent at September 30, 2010, 3.46 percent at June 30, 2010 and 2.99 percent at September 30, 2009. The allowance to nonperforming loans increased to 108 percent at September 30, 2010 compared with 104 percent at June 30, 2010 and 94 percent at September 30, 2009.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking incurred a loss of $7 million for the third quarter of 2010 compared with earnings of $80 million for the second quarter of 2010 and $50 million for third quarter 2009. The decrease in earnings from the linked quarter was primarily due to a higher provision for credit losses, lower revenue from the implementation of Regulation E and the impact of the low interest rate environment, and higher expenses related to marketing efforts following completion of conversions. Earnings decreased from the prior year third quarter as a result of a decline in fees, a higher provision for credit losses and lower net interest income.

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Sales momentum following the successful completion of the National City branch conversion resulted in growth of 53,000 checking relationships during the third quarter of 2010, or nearly three times second quarter growth of 20,000. In addition, active online bill payment customers grew by 8 percent during the third quarter. While third quarter growth is typically seasonally strong, Retail Banking experienced significant growth in the third quarter as a result of implementing its business model in converted markets.

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Success in implementing Retail Banking’s deposit strategy resulted in an increase in average transaction deposits of $2.4 billion, or 3 percent, compared with the prior year third quarter. Excluding approximately $1.4 billion of average transaction deposits from third quarter 2009 balances related to required branch divestitures, average transaction deposits increased $3.8 billion, or 5 percent, over the prior year third quarter. Average transaction deposits declined slightly from the linked quarter largely due to seasonal consumer spending. The year-over-year growth in average transaction deposits was more than offset by planned run off of higher rate certificates of deposit net of successful retention of customer relationships. A continued decline in certificates of deposit is expected over the remainder of 2010.

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Customer loan demand remains soft in the current economic climate. Average loans were essentially flat with the second quarter of 2010 and increased $2.4 billion, or 4 percent, compared with the year ago quarter. The increase over third quarter 2009 resulted primarily from higher education loans and the consolidation of the securitized credit card portfolio.

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Net interest income for the third quarter of 2010 decreased $21 million, or 2 percent, compared with the linked quarter and $7 million, or 1 percent, compared with the third quarter of 2009. The decrease from the second quarter was driven by lower home equity, commercial and residential mortgage loans and lower interest credits assigned to deposits. The decline from the prior year quarter resulted from lower interest credits assigned to deposits partially offset by a benefit from the consolidation of the securitized credit card portfolio and higher transaction deposits and education loans.

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Noninterest income decreased $11 million, or 2 percent, compared with the linked quarter and $72 million, or 13 percent, from the third quarter of 2009. The linked quarter comparison was negatively impacted by a decrease in overdraft charges, down as expected from the implementation of Regulation E, partially offset by growth in transaction volume-related fees. In the year-over-year comparison, fees declined due to reduced overdraft charges, the consolidation of the securitized credit card portfolio, lower brokerage fees, and the impact of branch divestitures somewhat offset by growth in transaction volume-related fees. Consistent with previous disclosure, the negative impact of Regulation E on revenue for the fourth quarter of 2010 is expected to be approximately $100 million, or approximately $55 million additional over the third quarter impact.

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Noninterest expense for the third quarter increased $44 million, or 4 percent, over the second quarter and declined $2 million from the prior year third quarter. The linked quarter increase was driven by higher post-conversion marketing expenses. In the year-over-year quarter comparison, expenses were well-managed as continued investments in distribution channels were more than offset by acquisition cost savings and the required branch divestitures.

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Provision for credit losses was $327 million for the third quarter of 2010 compared with $280 million in the second quarter and $313 million in the third quarter of 2009. The increase in the linked quarter provision was primarily driven by higher reserves for modified loans as efforts continued to work with borrowers experiencing financial difficulties.

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Credit quality continued to exhibit signs of stabilization during the third quarter of 2010. Net charge-offs were $247 million for the third quarter of 2010, the third consecutive quarterly decline, compared with $298 million in the second quarter and $234 million in the third quarter of 2009.

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PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 14 states with a network of 2,461 branches and 6,626 ATMs at September 30, 2010. During the third quarter of 2010, PNC opened 6 traditional branches and 5 instore branches, consolidated 8 branches and had a net increase of 87 ATMs.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $427 million in the third quarter of 2010 compared with $443 million in the second quarter of 2010 and $309 million in the third quarter of 2009. Third quarter earnings reflected reduced net interest income and a reduction in the value of commercial mortgage servicing rights substantially offset by a benefit from improvement in credit costs compared with the linked quarter. The increase in earnings compared with third quarter 2009 also benefitted from a lower provision for credit losses driven by reduced exposure levels along with positive credit migration.

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Net interest income for the third quarter of 2010 of $833 million decreased $90 million compared with the second quarter of 2010 and $82 million compared with the third quarter of 2009. The declines were due to lower purchase accounting accretion driven by reduced loan sale activity, a decrease in average loan balances and lower interest credits assigned to deposits partially offset by an increase in average deposits and, in the third quarter 2009 comparison, by improved loan spreads.

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Corporate service fees were $148 million in the third quarter of 2010 compared with $237 million in the second quarter of 2010 and $226 million in the third quarter of 2009. Both comparisons were impacted by a reduction in the value of commercial mortgage servicing rights of $100 million largely driven by lower interest rates somewhat offset by higher merger and acquisition advisory fees.

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Other noninterest income was $89 million in the third quarter of 2010 compared with $59 million in the second quarter of 2010 and $175 million in the third quarter of 2009. The increase from the second quarter was primarily due to commercial mortgage banking activities related to increased production in agency multifamily loans and reduced losses on the commercial mortgage held-for-sale portfolio. The prior year quarter comparison was impacted by lower gains on loan sales from portfolio management activities, and the sale of Red Capital Group, a noncore business, during second quarter 2010.

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Noninterest expense was $446 million in the third quarter of 2010 compared with $421 million in the second quarter of 2010 and $459 million in the third quarter of 2009. The decline in the year-over-year quarter comparison primarily resulted from the sale of Red Capital Group. The increase over the linked quarter was mainly due to higher equipment finance noncredit losses and the impact of second quarter gains on disposition of repossessed assets.

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Provision for credit losses was a $48 million benefit in the third quarter of 2010 compared with provisions of $97 million in the second quarter of 2010 and $384 million in the third quarter of 2009. Both comparisons reflected improvements in portfolio credit quality in the third quarter of 2010 along with lower loan balances and loan commitment levels. Net charge-offs for the third quarter of 2010 decreased to $211 million compared with $243 million in second quarter 2010 and $222 million in the third quarter of 2009. Nonperforming assets within the portfolio declined for the second consecutive quarter.

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Average loans were $63 billion for the third quarter of 2010 compared with $64 billion in the second quarter of 2010 and $70 billion in the third quarter of 2009. The decline in loans in both comparisons was largely due to exits of certain client relationships combined with continued soft utilization rates.

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Average deposits were $44 billion in the third quarter of 2010, an increase of $1.2 billion, or 3 percent, from the linked quarter and an increase of $5.1 billion, or 13 percent, compared with the third quarter of 2009. Customers continued to move balances into noninterest-bearing demand deposits from off-balance-sheet sweep products.

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The commercial mortgage servicing portfolio was $263 billion at September 30, 2010 compared with $265 billion at June 30, 2010 and $275 billion at September 30, 2009. The decrease from the prior year quarter end was driven by the sale of Red Capital Group partially offset by growth in the agency and conventional servicing portfolios.

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Overall results have benefited from successful sales efforts around new customers and product penetration of the existing customer base. In particular, sales of treasury management and capital markets products to customers in PNC’s western markets have been successful following the National City conversions.

Asset Management Group

Asset Management Group earned $44 million in the third quarter of 2010 compared with $28 million in the second quarter of 2010 and $35 million in the third quarter of 2009. Assets under administration were $206 billion as of September 30, 2010. Earnings for the quarter reflected a benefit from the provision for credit losses, consistent expense levels and stable revenue compared with the second quarter. The business continued to maintain its focus on new client acquisition, client asset growth and expense discipline.

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Assets under administration were $206 billion at September 30, 2010 compared with $199 billion at June 30, 2010 and $217 billion at September 30, 2009. Discretionary assets under management were $105 billion at September 30, 2010 compared with $99 billion at June 30, 2010 and $104 billion at September 30, 2009. The increase in the linked quarter comparison was driven by strong sales performance and higher equity markets. A decline in nondiscretionary assets from the year ago quarter end was attributable to the planned exits of noncore products.

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Noninterest income of $150 million for the quarter decreased $4 million, or 3 percent, compared with the linked quarter and $5 million, or 3 percent, compared with the third quarter of 2009. Both comparisons reflected new business and stronger equity markets offset by revenue declines from the exit of noncore products.

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Net interest income was $67 million for the third quarter of 2010 compared with $65 million in the second quarter of 2010 and $70 million in the third quarter of 2009. The linked quarter increase was attributable to growth in deposits. The decline from the third quarter of 2009 was due to lower loan yields and balances.

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Noninterest expense of $160 million in the third quarter of 2010 was consistent with the linked quarter and decreased $2 million, or 1 percent, from the year ago quarter. The decline in the year-over-year quarter comparison was attributable to acquisition-related cost savings and disciplined expense management.

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Provision for credit losses was a benefit of $12 million in the third quarter of 2010 reflecting improved credit quality compared with provisions of $14 million for the second quarter of 2010 and $9 million for the third quarter of 2009. Net charge-offs were $1 million for the third quarter compared with $16 million in the linked quarter and $9 million in the third quarter of 2009.

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Average deposits for the quarter increased $173 million, or 2 percent, compared with the linked quarter and $502 million, or 7 percent, over the prior year third quarter. Transaction deposits grew 4 percent in the linked quarter comparison and 14 percent compared with third quarter 2009 and were substantially offset by the strategic runoff of higher rate certificates of deposit in both comparisons. Average loan balances decreased $67 million, or 1 percent, compared with the linked quarter and $291 million, or 4 percent, from the prior year third quarter due to continued declines in residential mortgage loans and, in the comparison with third quarter 2009, commercial loans.

Residential Mortgage Banking

Residential Mortgage Banking earned $98 million in the third quarter of 2010 compared with $92 million in the second quarter of 2010 and $91 million in the third quarter of 2009. Earnings increased compared with the linked quarter due to higher loan sales revenue and net hedging gains on mortgage servicing rights partially offset by a higher loan loss provision and reduced net interest income.

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Total loan originations were $2.7 billion for the third quarter of 2010 compared with $2.3 billion in the second quarter of 2010 and $3.6 billion in the third quarter of 2009. The linked quarter increase primarily resulted from seasonal factors. The decline compared with the third quarter of last year was driven by significantly higher refinance volume in the 2009 quarter. Loans continue to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

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Residential mortgage loans serviced for others totaled $131 billion at September 30, 2010 compared with $137 billion at June 30, 2010 and $158 billion at September 30, 2009. Payoffs continued to outpace new direct loan origination volume during the quarter. The decline from a year earlier also reflected the sale of $7.9 billion of servicing in the fourth quarter of 2009.

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Noninterest income was $232 million in the third quarter of 2010 compared with $182 million in second quarter 2010 and $209 million in the third quarter of 2009. The linked quarter increase reflected higher loan sales revenue, net of additional repurchase reserves, and net hedging gains on mortgage servicing rights.

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Net interest income was $53 million in the third quarter of 2010 compared with $73 million in the second quarter of 2010 and $83 million in the third quarter of 2009. The decrease in both comparisons was primarily due to reduced spreads on portfolio loans and lower interest earned on escrow deposits.

•	Provision for credit losses was $21 million in the third quarter of 2010 compared with a benefit of $8 million in the second quarter and a provision of $4 million in the third quarter of 2009.

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Noninterest expense increased to $119 million in the third quarter of 2010 compared with $109 million in the second quarter and decreased from $141 million in the third quarter of 2009. The linked quarter increase was driven by higher loan origination volume. The year-over-year quarter decline resulted from a decrease in loan origination volume.

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The fair value of mortgage servicing rights was $.8 billion at September 30, 2010 compared with $1.0 billion at June 30, 2010 and $1.3 billion at September 30, 2009. The decline in fair value in both comparisons was primarily attributable to lower mortgage rates at September 30, 2010 and a smaller mortgage servicing portfolio in the prior year quarter comparison.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $17 million for the third quarter of 2010 compared with a loss of $81 million in the second quarter of 2010 and earnings of $14 million for the third quarter of 2009. The improvement in earnings compared with the linked quarter was primarily due to a lower provision for credit losses partially offset by lower net interest income and noninterest income.

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Average loans were $16 billion in the third quarter of 2010 compared with $18 billion in the second quarter of 2010 and $20 billion in the third quarter of 2009. The decreases were due to paydowns, net charge-offs and portfolio management activities including loan sales. Sales of residential mortgage and brokered home equity loans, the majority of which were seriously delinquent, closed in the third quarter of 2010.

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Net interest income was $279 million for the third quarter of 2010 compared with $347 million for the second quarter of 2010 and $235 million for the third quarter of 2009. The decline from the second quarter reflected lower accretion on impaired loans due in part to loan sales coupled with a decrease in average loans. The year-over-year quarter comparison was primarily impacted by higher accretion in the third quarter of 2010.

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Noninterest income was a loss of $35 million in the third quarter of 2010 compared with a loss of $1 million in the second quarter of 2010 and revenue of $19 million in the third quarter of 2009. The loss in third quarter 2010 was due to an increase in reserves for potential repurchases of distressed assets.

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Noninterest expense for the third quarter of 2010 was $46 million compared with $65 million in the second quarter of 2010 and $62 million in the third quarter of 2009. Both comparisons reflected lower other real estate owned appraisal costs in the third quarter of 2010. Additionally, the linked quarter decline was due to costs in the second quarter related to the third quarter loan sales.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 12

•

The provision for credit losses was $176 million in the third quarter of 2010 compared with $404 million in the second quarter of 2010 and $168 million in third quarter of 2009. The second quarter 2010 provision included $109 million related to the third quarter loan sales and additional provisions for other seriously delinquent loans. Improved credit quality in the residential development and mortgage portfolios also contributed to the linked quarter decline.

•

Net charge-offs decreased to $107 million for the third quarter of 2010 compared with $276 million for the second quarter of 2010 and $175 million for the third quarter of 2009. The second quarter reflected $75 million of net charge-offs related to the third quarter loan sales.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of taxes, through June 30, 2010. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on the sale is reflected in discontinued operations for third quarter 2010. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $196 million in “Other, including BlackRock” for the third quarter of 2010 compared with $219 million for the second quarter of 2010 and $41 million for the third quarter of 2009. The comparison with the linked quarter reflected the third quarter 2010 tax benefit related to a favorable tax settlement that was offset by the second quarter reversal of certain accrued liabilities. The increase in earnings compared with third quarter 2009 was primarily due to the benefit related to the tax settlement.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international), conference ID 15307897, and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2010 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 15307897, and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2009 Form 10-K and 2010 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	A slowing or failure of the moderate economic recovery that began last year.

•

Continued effects of the aftermath of recessionary conditions and the uneven spread of the positive impacts of the recovery on the economy in general and our customers in particular, including adverse impact on loan utilization rates as well as delinquencies, defaults and customer ability to meet credit obligations.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 14

•	Changes in levels of unemployment.

•

Changes in customer preferences and behavior, whether as a result of changing business and economic conditions, climate-related physical changes or legislative and regulatory initiatives, or other factors.

•

A continuation of turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

We will be impacted by the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, as much of that Act will require the adoption of implementing regulations by a number of different regulatory bodies, the precise nature, extent and timing of many of these reforms and the impact on us is still uncertain.

•

Financial industry restructuring in the current environment could also impact our business and financial performance as a result of changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•	Our results depend on our ability to manage current elevated levels of impaired assets.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic recovery that began last year will continue throughout the rest of 2010 and slowly gather momentum in 2011 amidst continued low interest rates.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

•	Changes resulting from legislative and regulatory responses to the current economic and financial industry environment.

•

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may also include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

•

Changes resulting from legislative and regulatory initiatives relating to climate change that have or may have a negative impact on our customers’ demand for or use of our products and services in general and their creditworthiness in particular.

•	Changes to regulations governing bank capital, including as a result of the so-called “Basel III” initiatives.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•

Our expansion with our National City acquisition in geographic markets and into business operations in areas in which we did not have significant experience or presence prior to 2009 presents greater risks and uncertainties than were present for us in other recent acquisitions.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

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PNC Earns $1.1 Billion in Third Quarter and $2.6 Billion Year to Date—Page 15

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this Report.

We grow our business in part by acquiring from time to time other financial services companies. Acquisitions present us with risks in addition to those presented by the nature of the business acquired. These include risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing.

Acquisitions may be substantially more expensive to complete (including unanticipated costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. Acquisitions may involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in those new areas.

As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues relating to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs or regulatory limitations arising as a result of those issues.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2010	June 30 2010	September 30 2009	September 30 2010	September 30 2009
Revenue
Net interest income	$2,215	$2,435	$2,224	$7,029	$6,737
Noninterest income	1,383	1,477	1,629	4,244	4,605

Total revenue	3,598	3,912	3,853	11,273	11,342
Noninterest expense	2,158	2,002	2,214	6,273	6,864

Pretax, pre-provision earnings (a)	$1,440	$1,910	$1,639	$5,000	$4,478

Provision for credit losses	$486	$823	$914	$2,060	$2,881

Income from continuing operations before noncontrolling interests (b)	$775	$781	$540	$2,204	$1,255

Income from discontinued operations, net of income taxes (c)	$328	$22	$19	$373	$41

Net income	$1,103	$803	$559	$2,577	$1,296

Net income attributable to common shareholders	$1,094	$786	$467	$2,213	$992

Diluted earnings per common share
Continuing operations	$1.45	$1.43	$.96	$3.52	$2.08
Discontinued operations (c)	.62	.04	.04	.72	.09

Net income	$2.07	$1.47	$1.00	$4.24	$2.17

As adjusted (d)	$1.56	$1.60	$1.12	$4.47	$2.57

Cash dividends declared per common share	$.10	$.10	$.10	$.30	$.86

Total preferred dividends declared, including TARP	$4	$25	$99	$122	$269

TARP Capital Purchase Program preferred dividends (e)			$95	$89	$237

Impact of TARP Capital Purchase Program preferred dividends per diluted common share			$.21	$.17	$.52

Redemption of TARP preferred stock discount accretion (e)				$250

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.
(b)	See page 17 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.
(c)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) and the related after-tax gain on sale. We sold GIS effective July 1, 2010, resulting in a gain of $639 million, or $328 million after taxes, recognized during the third quarter of 2010.
(d)	See reconciliation to “as reported” diluted earnings per share on page 18.
(e)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2010	June 30 2010	September 30 2009	September 30 2010	September 30 2009
PERFORMANCE RATIOS
From continuing operations
Noninterest income to total revenue (a)	38%	38%	42%	38%	41%
Efficiency (b)	60	51	57	56	61
From net income
Net interest margin (c)	3.96%	4.35%	3.76%	4.18%	3.72%
Credit risk-adjusted net interest margin (d)	3.10	2.88	2.22	2.96	2.12
Return on:
Average common shareholders’ equity	15.12	11.52	8.70	10.98	6.77
Average assets	1.65	1.22	.81	1.30	.62

BUSINESS SEGMENT INCOME (LOSS) (f) (g)
In millions

Retail Banking	$(7)	$80	$50	$97	$161
Corporate & Institutional Banking	427	443	309	1,230	775
Asset Management Group	44	28	35	112	82
Residential Mortgage Banking	98	92	91	272	410
Distressed Assets Portfolio	17	(81)	14	8	172
Other, including BlackRock (g) (h)	196	219	41	485	(345)

Income from continuing operations before noncontrolling interests	$775	$781	$540	$2,204	$1,255

(a)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(b)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(c)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2010, June 30, 2010, and September 30, 2009 were $22 million, $19 million, and $16 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2010 and September 30, 2009 were $59 million and $47 million, respectively.
(d)	A reconciliation of net interest margin to credit risk-adjusted net interest margin follows. We believe that credit risk-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended			Nine months ended
	September 30 2010	June 30 2010	September 30 2009	September 30 2010	September 30 2009
Net interest margin, as reported	3.96%	4.35%	3.76%	4.18%	3.72%
Less: adjustment (e)	.86	1.47	1.54	1.22	1.60

Credit risk-adjusted net interest margin	3.10%	2.88%	2.22%	2.96%	2.12%

(e)	The adjustment represents annualized provision for credit losses divided by average interest-earning assets.
(f)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS and the related after-tax gain on the sale of GIS, which closed July 1, 2010.
(g)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2010 Form 10-Q will include additional information regarding BlackRock.
(h)	Includes earnings and gains or losses related to our equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) NET INCOME, NET INCOME ATTRIBUTABLE TO COMMON

SHAREHOLDERS AND DILUTED EPS TO “AS ADJUSTED” AMOUNTS

In millions, except per share data

THREE MONTHS ENDED

	September 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$1,103	$1,094	$2.07
Adjustments:
Gain on sale of GIS	$(639)	$311	(328)	(328)	(.62)
Integration costs	96	(34)	62	62	.11

Net income and diluted EPS, as adjusted			$837	$828	$1.56

	June 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$803	$786	$1.47
Adjustment:
Integration costs	$100	$(35)	65	65	.13

Net income and diluted EPS, as adjusted			$868	$851	$1.60

	September 30, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$559	$467	$1.00
Adjustment:
Integration costs	$89	$(31)	58	58	.12

Net income and diluted EPS, as adjusted			$617	$525	$1.12

NINE MONTHS ENDED

	September 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$2,577	$2,213	$4.24
Adjustments:
Gain on sale of GIS	$(639)	$311	(328)	(328)	(.63)
Integration costs	309	(108)	201	201	.38
TARP preferred stock accelerated discount accretion (b)				250	.48

Net income and diluted EPS, as adjusted			$2,450	$2,336	$4.47

	September 30, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$1,296	$992	$2.17
Adjustment:
Integration costs	$266	$(83)	183	183	.40

Net income and diluted EPS, as adjusted			$1,479	$1,175	$2.57

These tables represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for the gain on the sale of GIS, integration costs and the TARP preferred stock accelerated discount accretion. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on the results for and as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

(a)	Calculated using a marginal federal income tax rate of 35% and includes applicable income tax adjustments. The after-tax gain on the sale of GIS also reflects the impact of state income taxes.
(b)	Represents accelerated accretion of the remaining issuance discount on redemption of the TARP preferred stock in February 2010.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2010	June 30 2010	September 30 2009
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$260,133	$261,695	$271,407
Loans (a) (b)	150,127	154,342	160,608
Allowance for loan and lease losses (a)	5,231	5,336	4,810
Interest-earning deposits with banks (a)	415	5,028	1,129
Investment securities (a)	63,461	53,717	54,413
Loans held for sale (b)	3,275	2,756	3,509
Goodwill and other intangible assets	10,518	12,138	12,734
Equity investments (a)	10,137	10,159	8,684

Noninterest-bearing deposits	46,065	44,312	43,025
Interest-bearing deposits	133,118	134,487	140,784
Total deposits	179,183	178,799	183,809
Transaction deposits	128,197	125,712	121,631
Borrowed funds (a)	39,763	40,427	41,910
Shareholders’ equity	30,042	28,377	28,928
Common shareholders’ equity	29,394	27,725	20,997
Accumulated other comprehensive income (loss)	146	(442)	(1,947)

Book value per common share	55.91	52.77	45.52
Common shares outstanding (millions)	526	525	461
Loans to deposits	84%	86%	87%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$105	$99	$104
Nondiscretionary assets under administration	101	100	113

Total assets under administration	$206	$199	$217

CAPITAL RATIOS
Tier 1 risk-based (c)	11.9%	10.7%	10.9%
Tier 1 common (c)	9.6	8.3	5.5
Total risk-based (c)	15.6	14.3	14.5
Leverage (c)	10.0	9.1	9.6
Common shareholders’ equity to assets	11.3	10.6	7.7

ASSET QUALITY RATIOS
Nonperforming loans to total loans	3.22%	3.31%	3.19%
Nonperforming assets to total loans and foreclosed and other assets	3.76	3.81	3.50
Nonperforming assets to total assets	2.18	2.26	2.08
Net charge-offs to average loans (for the three months ended) (annualized)	1.61	2.18	1.59
Allowance for loan and lease losses to total loans	3.48	3.46	2.99
Allowance for loan and lease losses to nonperforming loans (d)	108	104	94

(a)	Amounts include consolidated variable interest entities. Some 2010 amounts include consolidated variable interest entities that we consolidated effective January 1, 2010 based on guidance in ASC 810, Consolidation. Our second quarter 2010 Form 10-Q included and our third quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include items for which we have elected the fair value option. Our second quarter 2010 Form 10-Q included and our third quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.
(c)	The ratios as of September 30, 2010 are estimated.
(d)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include purchased impaired loans or loans held for sale.